Form 4

1.  Hough, William R.
        One Beach Drive S.E.  #1002
        St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  7/01

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock

2. 7/27/01
   7/31/01



3.  S
    S




4. 3,700 (amount), D, 16.9435
   3,000 (amount), D, 16.70




5. --			6.  --  	7. --
     3,465,401    	    D      	   --
       149,600    	    I	        by spouse
       240,000        I	     	  by corporation (WRH Mortgage)
         5,600	    I     	  by corporation (Royal Palm)
        85,798        I	        by corporation (WRH & Co.)
       105,400        I 		  by trust (Hough Family)











Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Common Stock Options
    Common Stock Options
	 Common Stock Options
	 Common Stock Options
       Convertible  Subordinated Debentures Due 2014
Convertible  Subordinated Debentures Due 2014
    Convertible  Subordinated Debentures Due 2014
Convertible  Subordinated Debentures Due 2014
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Common Stock Options
    Convertible Subordinated Debentures due 4-1-11







2.  28.937
    28.937
    28.937
    28.937
    18.00
    18.00
    18.00
    18.00
    10.875
    10.875
    10.875
    10.875
    10.875
    15.60

3.  5/19/98
    5/19/98
    5/19/98
    5/19/98
    09/23/99
    09/23/99
    09/23/99
    09/23/99
    05/16/00
    05/16/00
    05/16/00
    05/16/00
    05/16/00
    05/8/01
4.  --
    --
    --
    --
    --
    --
    --
    --
    --
    --






5.
--
--
--
--
--
--
--
--
--
--




6.  Date Exercisable	Expiration Date
5/19/98			5/19/04
5/19/99			5/19/04
5/19/00			5/19/04
5/19/01			5/19/04
9/23/99			10/1/14
9/23/99			10/1/14
9/23/99			10/1/14
9/23/99			10/1/14
5/16/00			5/16/10
5/16/01			5/16/10
5/16/02			5/16/10
5/16/03			5/16/10
5/16/04			5/16/10
4/1/06				4/11/01




7.  Title			Amount or Number of Shares
     Common Stock		1250
     Common Stock		1250
 - Common Stock		1250
Common Stock		1250
Common Stock		213,333
Common Stock		  2,777.77
- Common Stock	2,777.77
Common Stock		86,111.11
Common Stock		800.00
Common Stock		800.00
Common Stock		800.00
Common Stock		800.00
Common Stock		800.00
Common Stock		237,179





8.  	--
     	--
     	--
     	--
     	--
     	--
     	--
	--
	--
	--
	--
	--
	--

9.    1250
      1250
      1250
      1250
      3,840,000
         50,000
         50,000
      1,550,000
	      800
    		800
		800
		800
		800
	3,700,000


10.    D
       D
       D
       D
       D
       I
       I
       I
	 D
	 D
	 D
       D
       D
	 D


11.   --
      --
      --
      --
      --
      by corporation (Springhaven)
      by corporation (Royal Palm)
      by spouse
	--
	--
	--
	--
	--
	--



  /s/  William R. Hough      8/8/01